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                                  EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                            REGIS CORPORATION ("BUYER")

                            RGIS MERGER CORP. ("SUB")

                                       AND

                           SUPERCUTS, INC. ("COMPANY")


                                  July 14, 1996


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                          AGREEMENT AND PLAN OF MERGER


     Agreement entered into as of July 14, 1996 by and between Regis Corporation, a Minnesota corporation ("BUYER"), RGIS Merger Corp., a Delaware corporation ("SUB") and Supercuts, Inc., a Delaware corporation ("COMPANY"). BUYER and COMPANY are referred to individually herein as a "PARTY" and collectively herein as the "PARTIES."

     This Agreement contemplates a merger of SUB, a newly formed, wholly owned first tier subsidiary of BUYER with and into COMPANY in a reorganization pursuant to Code Sections 368(a)(1)(A) and 368(a)(2)(E) whereby the COMPANY Stockholders will receive voting common stock of BUYER in exchange for all of their capital stock in COMPANY, all pursuant to the plan of reorganization set forth herein.

     Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

     1.   DEFINITIONS.

     "ACQUISITION PROPOSAL" means any BONA FIDE proposal by a Person which proposes a (A) merger, consolidation or similar transaction involving COMPANY,
(B) sale, lease or other disposition directly or indirectly, by merger, consolidation, share exchange or otherwise, of substantially all of the assets of COMPANY and its Subsidiaries taken together, (C) issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing a majority of the voting power of COMPANY or (D) a transaction in which any Person, including, without limitation, COMPANY and any Subsidiary, or any affiliate thereof (other than BUYER) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership of 50% or more of the outstanding Common Stock of COMPANY, or if any Person shall have commenced a tender or exchange offer for 50% or more (or which, assuming the maximum amount of securities which could be purchased, would result in any Person beneficially owning 50% or more) of the then outstanding Common Stock.

     "AFFILIATE" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

     "BENEFIT PLANS" has the meaning set forth in Section 3.12 below.

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     "BREAK-UP FEE" has the meaning set forth in Section 5.13(b).

     "BUYER" has the meaning set forth in the preface above.

     "BUYER SHARE" means any share of the Common Stock, $.05 par value per share, of BUYER.

     "BUYER'S KNOWLEDGE" means the actual knowledge of any of either Myron Kunin, Paul D. Finkelstein, Frank E. Evangelist and/or Bert M. Gross.

     "CERTIFICATE" and "CERTIFICATES" have the meanings set forth in Section 2.9(a) below.

     "CERTIFICATE OF INCORPORATION" has the meaning set forth in Section 2.4(b) below.

     "CERTIFICATE OF MERGER" has the meaning set forth in Section 2.3 below.

     "CLAIM" and "CLAIMS" have the meanings set forth in Section 5.6(a) below.

     "CLOSING" has the meaning set forth in Section 2.2 below.

     "CLOSING AGREEMENT" has the meaning set forth in Section 3.10(s)(iv) below.

     "CLOSING DATE" has the meaning set forth in Section 2.2 below.

     "CODE" means the Internal Revenue Code of 1986, as amended.

     "COMPANY" has the meaning set forth in the preface above.

     "COMPANY SHARE" means any share of the Common Stock, $.01 par value per share, of COMPANY.

     "COMPANY STOCKHOLDER" means any Person who or which holds any COMPANY
Shares.

     "COMPANY'S KNOWLEDGE" means the actual knowledge of any of either Thomas L. Gregory, Steve Price, Lawrence D. Imber and/or John R. Conlisk, Jr.

     "CONVERSION RATIO" has the meaning set forth in Section 2.5 below.

     "DELAWARE GENERAL CORPORATION LAW" means the General Corporation Law of the State of Delaware, Title 8, Delaware Code 1953, as amended.


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     "DISCLOSURE SCHEDULE" has the meaning set forth in Article 3  below.

     "EFFECTIVE TIME" has the meaning set forth in Section 2.4(a) below.

     "ENVIRONMENTAL LAWS" has the meaning set forth in Section 3.13(a) below.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "EXCHANGE AGENT" has the meaning set forth in Section 2.9(b) below.

     "FAIRNESS OPINION" has the meaning set forth in Section 6.2(i) below.

     "GAAP" means United States generally accepted accounting principles as in effect from time to time.

     "HART-SCOTT-RODINO ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "HAZARDOUS SUBSTANCE" has the meaning set forth in Section 3.13(b) below.

     "INDEMNITEE" has the meaning set forth in Section 5.6(a) below.

     "IRS" means the Internal Revenue Service.

     "JOINT PROXY STATEMENT" has the meaning set forth in Section 3.18(ii) below.

     "LOSS" and "LOSSES" have the meanings set forth in Section 5.6(a) below.

     "MATERIAL ADVERSE EFFECT" has the meaning set forth in Section 3.1 below.

     "MATERIAL SUBSIDIARIES" means Supercuts Franchise Corp., Supercuts Corporate Shops, Inc., SC Capital, Inc. and Supercuts (New York), Inc.

     "MERGER" has the meaning set forth in Section 2.1 below.

     "MERGER CONSIDERATION" has the meaning set forth in Section 2.5 below.


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     "MINNESOTA BUSINESS CORPORATION ACT" means the Minnesota Business
Corporation Act, Minnesota Statutes Chapter 302A, as amended.

     "MOST RECENT FISCAL QUARTER END" has the meaning set forth in Sections 3.6 and 4.6 below.

     "MULTIEMPLOYER PENSION PLANS" has the meaning set forth in Section 3.12(c) below.

     "OPTION PLANS" has the meaning set forth in Section 2.6 below.

     "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

     "PARTIES" has the meaning set forth in the preface above.

     "PARTY" has the meaning set forth in the preface above.

     "PENSION PLANS" has the meaning set forth in Section 3.12 below.

     "PERSON" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

     "PROSPECTUS" means the final prospectus relating to the registration of the BUYER Shares under the Securities Act.

     "PUBLIC REPORTS" has the meaning set forth in Sections 3.5 and 4.5 below.

     "REGISTRATION STATEMENT" has the meaning set forth in Section 3.18(i) below.

     "REQUISITE BUYER STOCKHOLDER APPROVAL" means the affirmative vote of the holders of a majority of the BUYER Shares in favor of this Agreement and the Merger.

     "REQUISITE COMPANY STOCKHOLDER APPROVAL" means the affirmative vote of the holders of more than 50% of the votes present at a meeting at which a quorum is present in favor of this Agreement and the Merger.

     "SEC" means the Securities and Exchange Commission.

     "SECURITIES ACT" means the Securities Act of 1933, as amended.


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     "SECURITIES EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

     "SECURITY INTEREST" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, OTHER THAN (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

     "SPECIAL BUYER MEETING" has the meaning set forth in Section 5.8 below.

     "SPECIAL COMPANY MEETING" has the meaning set forth in Section 5.7 below.

     "STOCK OPTION" has the meaning set forth in Section 2.6 below.

     "SUB" has the meaning set forth in the preface above.

     "SUB SHARE" means any share of Common Stock, $1.00 par value per share, of SUB.

     "SUBSIDIARY" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

     "SURVIVING CORPORATION" has the meaning set forth in Section 2.1 below.

     "TAXES" has the meaning set forth in Section 3.10(s)(i) below.

     "TAX RETURN" has the meaning set forth in Section 3.10(s)(ii) below.

     "TAX RULING" has the meaning set forth in Section 3.10(s)(iii) below.

     "WILLFUL BREACH" has the meaning set forth in Section 7.1(c) below.

2.   BASIC TRANSACTION.

     2.1 THE MERGER. At the Effective Time, on and subject to the terms and conditions of this Agreement, SUB will merge with and into COMPANY (the "MERGER"). The separate existence of SUB shall cease, and COMPANY shall be the corporation surviving the Merger (the "SURVIVING CORPORATION") and shall be governed by the laws of


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the State of Delaware.

     2.2 THE CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Phillips & Gross, P.A., 5420 Norwest Center, 90 South Seventh Street, Minneapolis, Minnesota, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of the conditions set forth in Section 6 (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the "CLOSING DATE").

     2.3 ACTIONS AT THE CLOSING. At the Closing, (i) COMPANY will deliver to BUYER and SUB the various certificates, instruments, and documents referred to in Section 6.1 below, (ii) BUYER and SUB will deliver to COMPANY the various certificates, instruments, and documents referred to in Section 6.2 below, (iii) SUB and COMPANY will file with the Secretary of State of the State of Delaware a Certificate of Merger in such form as required by, and executed and certified in accordance with, the relevant provisions of the Delaware General Corporation Law (the "CERTIFICATE OF MERGER"), and (iv) BUYER will deliver to the Exchange Agent in the manner provided below in this Article 2 the certificate evidencing the BUYER Shares issued in the Merger.

     2.4  EFFECT OF MERGER.

     (a) GENERAL. The Merger shall become effective at the time (the "EFFECTIVE TIME") SUB and COMPANY file the Certificate of Merger with the Secretary of State of the State of Delaware. The Merger shall have the effect set forth in the Delaware General Corporation Law. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either SUB or COMPANY in order to carry out and effectuate the transactions contemplated by this Agreement.

     (b) CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of SUB in effect at and as of the Effective Time will be the Certificate of Incorporation of the Surviving Corporation upon and following the Merger.

     (c) BYLAWS. The Bylaws of SUB in effect at and as of the Effective Time will be the Bylaws of the Surviving Corporation upon and following the Merger.

     (d) DIRECTORS AND OFFICERS. The directors and officers of SUB in office at and as of the Effective Time will be the directors and officers of the Surviving Corporation upon and following the Merger.



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     2.5  CONVERSION.  At and as of the Effective Time, each COMPANY Share shall be canceled and retired and shall be converted into the right to receive .4000 of one BUYER Share (the ratio of .4000 BUYER Share to one COMPANY Share is referred to herein as the "CONVERSION RATIO" and the BUYER Shares so received are referred to as the "MERGER CONSIDERATION"), PROVIDED, HOWEVER, that the Conversion Ratio shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split, or other change in the number of COMPANY Shares outstanding. No COMPANY Share shall be deemed to be outstanding or to have any rights other than those set forth above in this
Section 2.5 after the Effective Time. From the date of this Agreement to the Closing Date, COMPANY's Board of Directors shall not adopt any new "poison pill," stockholder rights plan or other similar plan applicable to the transactions contemplated by this Agreement. In addition, the COMPANY's Board of Directors shall take all actions required to ensure that the Rights (as defined in the Rights Agreement, dated as of April 2, 1996, by and between COMPANY and U.S. Stock Transfer Corporation) shall be inapplicable to the Merger and the transactions contemplated by this Agreement.

     2.6 STOCK OPTIONS AND RELATED MATTERS. Prior to the expiration of twenty business days after the date hereof, COMPANY shall deliver to BUYER a list setting forth each stock option issued by the COMPANY outstanding on the date hereof, whether or not fully exercisable (collectively, "STOCK OPTIONS" and individually, a "STOCK OPTION"), to purchase COMPANY Shares pursuant to all Stock Option Plans of COMPANY, in each case as amended and in effect as of the date of this Agreement (collectively, the "OPTION PLANS"). Prior to the Effective Time, the COMPANY shall use its best efforts to (i) cancel the rights of holders of Stock Options to purchase COMPANY Shares and holders of restricted stock of COMPANY ("Restricted Stock") held pursuant to a May 1996 grant of such restricted stock (the "Restricted Stock Grant") and (ii) amend all Stock Options so that, effective at the Effective Time, COMPANY Shares shall no longer be deliverable upon exercise thereof and in lieu of COMPANY Shares, such Stock Options shall be exercisable for a number of BUYER Shares equal to the number of COMPANY Shares subject to such Stock Options outstanding multiplied by the Conversion Ratio. The per share exercise price for each such Stock Option shall be the current exercise price per COMPANY Share divided by the Conversion Ratio. Effective as of the Effective Time, BUYER shall assume all obligations of COMPANY with respect to such Stock Options, as so modified. Promptly following the Effective Time, BUYER shall issue option agreements representing such Stock Options, as so modified.

     As an accommodation to BUYER and without creating any implication that such consent is required for such adjustments to be effective, COMPANY shall obtain the written acknowledgement of Steve Price and Thomas Gregory, and shall use its reasonable efforts to obtain the written acknowledgements of John R. Conlisk,


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Gary Gapp, and Daniel Lechin, that the adjustment of Stock Options pursuant to this section satisfies in full any obligation the COMPANY may have to such holder with respect to such Stock Options. After the date hereof, COMPANY shall not grant any additional Stock Options under any Option Plans or otherwise.

     2.7 NO FRACTIONAL SHARES. No fraction of a BUYER Share will be issued, but in lieu thereof each holder of COMPANY Shares who would otherwise be entitled to a fraction of a BUYER Share will, upon surrender thereof to the Exchange Agent, be paid an amount in cash equal to the value of such fraction of a share based on the Conversion Ratio. No interest shall be paid on such amount.

     2.8 SUB SHARES. Each SUB Share issued and outstanding at and as of the Effective Time shall be canceled and retired and shall be converted into the right to receive one share of the Surviving Corporation.

     2.9  PROCEDURE FOR PAYMENT.

     (a) MERGER CONSIDERATION. Except as set forth herein, from and after the Effective Time, each holder of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of COMPANY stock ("CERTIFICATE" or "CERTIFICATES") shall be entitled to receive in exchange therefor, upon surrender thereof to the Exchange Agent, the Merger Consideration for each share of COMPANY stock so represented by the Certificate or Certificates surrendered by such holder thereof.

     (b) EXCHANGE AGENT. Immediately after the Effective Time, (A) BUYER will furnish to Norwest Bank Minnesota, N.A. (the "EXCHANGE AGENT") a stock certificate (issued in the name of the Exchange Agent or its nominee) representing that number of BUYER Shares equal to the product of (I) the Conversion Ratio TIMES (II) the number of outstanding COMPANY Shares plus the number of such shares subject to options and (B) BUYER will cause the Exchange Agent to mail a letter of transmittal (with instructions for its use) to each record holder of outstanding COMPANY Shares for the holder to use in surrendering the Certificates which represented his or its COMPANY Shares in exchange for a Certificate representing the number of BUYER Shares to which he or it is entitled. Such letter of transmittal shall specify that delivery shall be effected, and risk of loss and title to the Certificate or Certificates shall pass, only upon proper delivery of the Certificate or Certificates to the Exchange Agent, shall advise such holder of the effectiveness of the Merger and the procedures to be used in effecting the surrender of the Certificate or Certificates for exchange therefor. Upon surrender to the Exchange Agent of a Certificate or Certificates, together with such letter of transmittal duly executed and completed in accordance with the instructions thereon, and such other documents as may be reasonably requested, the Exchange Agent shall, pursuant to the Merger,


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promptly deliver to the person entitled to the Merger Consideration for each share of COMPANY stock so represented by the Certificate or Certificates surrendered by such holder thereof, and such Certificate or Certificates shall forthwith be canceled.

     (c) TRANSFER. If delivery of all or part of the Merger Consideration is to be made to a person other than the person in whose name a surrendered Certificate is registered, it shall be a condition of such delivery or exchange that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such delivery or exchange shall have paid any transfer and other taxes required by reason of such delivery or exchange in a name other than that of the registered holder of the Certificate surrendered or shall have established to the reasonable satisfaction of BUYER that such tax either has been paid or is not payable.

     (d) RIGHT TO MERGER CONSIDERATION. Until surrendered and exchanged in accordance with this Section 2.9, each such Certificate shall, after the Effective Time, represent solely the right to receive the Merger Consideration, multiplied by the number of shares of COMPANY Shares evidenced by such Certificate, and shall have no other rights. No interest shall accrue or be payable on any Merger Consideration. Neither BUYER nor COMPANY shall be liable to any holder of shares of COMPANY Shares for any Merger Consideration (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (e) DIVIDENDS ON BUYER SHARES. From and after the Effective Time, no holder of a Certificate or Certificates shall be entitled to receive any dividend or other distribution from BUYER until surrender of such holder of Certificate or Certificates for a Certificate or Certificates representing BUYER Shares. Upon such surrender, there shall be paid to the holder the amount of any dividends or other distributions (without interest) that theretofore became payable by BUYER, but were not paid by reason of the foregoing with respect to the number of whole shares of BUYER Shares represented by the Certificate or Certificates issued upon such surrender. From and after the Effective Time, BUYER shall, however, be entitled to treat such Certificate or Certificates that have not yet been surrendered or exchanged as evidencing the ownership of the aggregate Merger Consideration into which such BUYER Shares represented by such Certificate or Certificates shall have been converted, notwithstanding any failure to surrender such Certificate or Certificates.

     (f) TERMINATION OF EXCHANGE AGENT. BUYER may cause the Exchange Agent to return any BUYER Shares remaining unclaimed 180 days after the Effective Time, and thereafter each remaining record holder of outstanding COMPANY Shares shall be entitled to look to BUYER (subject to abandoned property, escheat, and other similar


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laws) as a general creditor thereof with respect to the BUYER Shares and dividends and distributions thereon to which he or it is entitled upon surrender of his or its certificates.

     (g) FEES OF EXCHANGE AGENT. BUYER shall pay all charges and expenses of the Exchange Agent.

     2.10 CLOSING OF TRANSFER RECORDS. As of and after the Effective Time, transfers of COMPANY Shares outstanding prior to the Effective Time shall not be made on the stock transfer books of the Surviving Corporation.

     2.11 TAKING OF NECESSARY ACTION; FUTURE ACTION. Each of the parties will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of both Parties, the officers and directors of the Surviving Corporation are fully authorized in the name of their corporation or otherwise to take, and will take, all such lawful and necessary action.

     3.  REPRESENTATIONS AND WARRANTIES OF COMPANY.

     Except as set forth in the Public Reports (as defined below) of the COMPANY and the disclosure schedule accompanying this Agreement (the "DISCLOSURE SCHEDULE"), which shall be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article 3, COMPANY represents and warrants to BUYER that:

     3.1 ORGANIZATION, QUALIFICATION, AND CORPORATE POWER. Each of COMPANY and its Material Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of COMPANY and its Material Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required except for such failures to be so qualified and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect on COMPANY. As used in this Agreement, the term "MATERIAL ADVERSE EFFECT" means with respect to any person, any change or effect that is materially adverse to the financial condition, business or results of operations of such person and its subsidiaries, taken as a whole. Each of COMPANY and its Subsidiaries has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. COMPANY beneficially owns all of the outstanding capital stock of each of its Subsidiaries, except as described in the Disclosure Schedule.


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     3.2  CAPITALIZATION.  The entire authorized capital stock of COMPANY consists of 30,000,000 COMPANY Shares, of which as of June 30, 1996, 11,996,513 COMPANY Shares are issued and outstanding and 806,840 COMPANY Shares are held in treasury. All of the issued and outstanding COMPANY Shares have been duly authorized and are validly issued, fully paid, and nonassessable. Except as set forth in the Disclosure Schedule, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require COMPANY to issue, sell, or otherwise cause to become outstanding any of its capital stock. Except as set forth in the Disclosure Schedule, there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to COMPANY.

     3.3 AUTHORIZATION OF TRANSACTION. COMPANY has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder subject to receiving the Requisite COMPANY Stockholder Approval. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly approved by the board of directors of the COMPANY and no other corporate proceedings on the part of the COMPANY or its shareholders are necessary to authorize this Agreement and to consummate the transactions so contemplated other than the Requisite COMPANY Stockholder Approval and the filing of the Certificate of Merger. Assuming that this Agreement constitutes a valid and binding obligation of BUYER, this Agreement has been duly executed and delivered and constitutes the valid and legally binding obligation of COMPANY, enforceable in accordance with its terms and conditions except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally; and
(ii) the remedy of specific performance and injunctive and other forms of equitable remedies may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     3.4 NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) materially violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of COMPANY and its Subsidiaries is subject or any provision of the charter or bylaws of any of COMPANY and its Subsidiaries or (ii) materially conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which any of COMPANY and its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of


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

its assets). Other than in connection with the provisions of the Hart-Scott-Rodino Act, the Minnesota Business Corporation Act, the Delaware General Corporation Law, the Securities Exchange Act, the Securities Act, and the state securities laws, none of COMPANY and its Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

     3.5 FILINGS WITH THE SEC. COMPANY has made all filings with the SEC that it has been required to make under the Securities Act and the Securities Exchange Act (collectively, the "PUBLIC REPORTS"). Each of the Public Reports has complied with the Securities Act and the Securities Exchange Act in all material respects. None of the Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     3.6 FINANCIAL STATEMENTS. COMPANY has filed a Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1996 (the "MOST RECENT FISCAL QUARTER END"), and an Annual Report on Form 10-K for the fiscal year ended December 31, 1995. The financial statements included in or incorporated by reference into these Public Reports (including the related notes and schedules) have been prepared in accordance with GAAP applied on a consistent basis throughout the period covered thereby, present fairly the financial condition of COMPANY and its Subsidiaries as of the indicated dates and the results of operations of COMPANY and its Subsidiaries for the indicated periods, and are consistent with the books and records of COMPANY and its Subsidiaries; PROVIDED, HOWEVER, that the interim statements are subject to normal year-end adjustments.

     3.7 EVENTS SUBSEQUENT TO MOST RECENT FISCAL QUARTER END. Except as set forth in the Disclosure Schedule, since the Most Recent Fiscal Quarter End, there has not been (a) any material adverse change in the business, financial condition or operations of COMPANY and its Subsidiaries taken as a whole (except for changes resulting from a change in general economic conditions), (b) in the case of the COMPANY, any declaration, setting aside or payment of any dividend or any other distribution with respect to its capital stock, or (c) any material change by the COMPANY in accounting principles or methods.

     3.8  Intentionally left blank.

     3.9 LITIGATION. Except as set forth in the Disclosure Schedule, or as disclosed in the COMPANY Public Reports, there are no claims, actions, suits, investigations or proceedings pending or, to the knowledge of COMPANY, threatened against or affecting


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

the COMPANY or any of its Subsidiaries or any of their respective properties at law or in equity, before or by any federal, state, municipal or other governmental agency or authority, or before any arbitration board or panel which individually or in the aggregate are likely to have a Material Adverse Effect on COMPANY; PROVIDED, HOWEVER, the Disclosure Schedule lists all pending lawsuits as of the date hereof against the COMPANY or any of its Subsidiaries except for lawsuits covered by insurance maintained by the COMPANY.

     3.10  TAX MATTERS.  Except as set forth in the Disclosure Schedule:

     (a) FILING OF TIMELY TAX RETURNS. COMPANY and each of its Subsidiaries have filed (or there has been filed on its behalf) all material Tax Returns (as hereinafter defined) required to be filed by each of them under applicable law. All such Tax Returns were filed on a timely basis. To the extent requested by BUYER, COMPANY has delivered to BUYER correct and complete copies of all Tax Returns, examination reports, statements of deficiencies assessed against or agreed to by any of COMPANY and its Subsidiaries since July 1, 1993 and all Tax Rulings and Closing Agreements.

     (b) PAYMENT OF TAXES. COMPANY and each of its Subsidiaries have, within the time and in the manner prescribed by law, paid all Taxes (as hereinafter defined) that are currently due and payable except for those contested in good faith and for which adequate reserves have been taken.

     (c) TAX RESERVES. COMPANY and its Subsidiaries have established on their books and records reserves adequate to pay all Taxes and reserves for deferred income taxes in accordance with GAAP.

     (d) TAX LIENS. There are no Tax liens upon the assets of COMPANY or any of its Subsidiaries except liens for Taxes not yet due or being contested in good faith through appropriate proceedings.

     (e) WITHHOLDING TAXES. COMPANY and each of its Subsidiaries have complied in all material respects with the provisions of the Code relating to the withholding of Taxes, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld from any employee wages and any amounts owed to any independent contractor, creditor, stockholder, or other third party and paid over to the proper governmental authorities all amounts required.

     (f) EXTENSIONS OF TIME FOR FILING TAX RETURNS. Neither COMPANY nor any of its Subsidiaries has requested any extension of time within which to file any material Tax Return, which Tax Return has not since been timely filed.

     (g) WAIVERS OF STATUTE OF LIMITATIONS. Neither COMPANY nor any of its Subsidiaries has executed any outstanding waivers of comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

     (h) EXPIRATION OF STATUTE OF LIMITATIONS. The statute of limitations for the assessment of all Taxes has expired for all applicable material Tax Returns of COMPANY and each of its Subsidiaries or those Tax Returns have been examined by the appropriate taxing authorities for all Tax periods ended before the date hereof, and no deficiency for any Taxes has been proposed, asserted or assessed against COMPANY or any of its Subsidiaries that has not been resolved and paid in full.

     (i) AUDIT, ADMINISTRATIVE AND COURT PROCEEDINGS. No audits or other administrative proceedings or court proceedings are presently pending with regard to any material Taxes or Tax Returns of COMPANY or any of its Subsidiaries.

     (j) POWERS OF ATTORNEY. No power of attorney currently in force has been granted by COMPANY or any of its Subsidiaries concerning any material Tax matter.

     (k) TAX RULINGS. Neither COMPANY nor any of its Subsidiaries has received a Tax Ruling (as hereinafter defined) or entered into a Closing Agreement (as hereinafter defined) with any taxing authority that would have a continuing adverse effect after the Closing Date.

     (l) TAX SHARING AGREEMENTS. Neither COMPANY nor any Subsidiary is a party to any agreement relating to allocating or sharing of Taxes.

     (m) CODE SECTIONS 280G AND 162(M). Neither COMPANY nor any of its Subsidiaries is a party to any agreement, contract, or arrangement that could result, on account of the transactions contemplated hereunder, separately or in the aggregate, in the payment of any "EXCESS PARACHUTE PAYMENTS" within the meaning of SECTION 280G of the Code or nondeductible compensation under Code
Section 162(m).

     (n) LIABILITY FOR OTHERS. None of COMPANY or any of its Subsidiaries (A) has any material liability for Taxes of any person other than COMPANY and its Subsidiaries (i) under Treasury Regulations SECTION 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, (ii) by contract, or (iii) otherwise.

     (o) CONTINUITY OF BUSINESS ENTERPRISES. COMPANY operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treasury Reg.
Section 1.368-1(d).

     (p) TAX-FREE REORGANIZATION. Neither the COMPANY nor any of its Subsidiaries has through the date of this Agreement taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization under the Code. COMPANY and its Subsidiaries will not, at the time of the transaction, have any outstanding warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in the COMPANY that, if exercised or converted, would affect BUYER's acquisition or retention of "control" of COMPANY within the meaning of Section 368(c) of the Code.

     (q) INFORMATION. The COMPANY has delivered to the BUYER the following information, which is materially correct and complete, with respect to each of the COMPANY and its Subsidiaries (or, in the case of clause (b) below, with respect to each of the Subsidiaries) as of the most recent practical date (as well as on an estimated proforma basis as of the Closing giving effect to the consummation of the transactions contemplated hereby):


          (i) The amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax credit, or excess charitable contribution allocable to the COMPANY or Subsidiary; and

          (ii) The amount of any deferred gain or loss allocable to the COMPANY or Subsidiary arising out of any deferred intercompany transaction.


     (r) OTHER. None of the COMPANY and its Subsidiaries has filed a consent under Code Section 341(f) concerning collapsible corporations. None of the COMPANY and its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

     (s)  As used in this Agreement:

          (i) "TAXES" means any Federal, state, county, local or foreign taxes, charges, fees, levies, or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipts, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes;

          (ii) "TAX RETURN" means a report, return or other information required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns for a group of entities;

          (iii) "TAX RULING" means a written ruling of a taxing authority relating to Taxes; and

          (iv) "CLOSING AGREEMENT" means a written and legally binding agreement with a taxing authority relating to Taxes.

     3.11 LABOR MATTERS. Except as set forth in Schedule 3.11, there are no collective bargaining or other labor union agreements to which the COMPANY or any of its Subsidiaries is a party or by which any of them is bound. Except as set forth in Schedule 3.11, neither the COMPANY nor any of its Subsidiaries has encountered any labor union organizing activity, or had any actual or, to COMPANY's Knowledge, threatened employee strikes, work stoppages, slowdowns or lockouts.

     3.12  ERISA COMPLIANCE.

     (a) Schedule 3.12 contains a list of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "PENSION PLANS"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all other bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, Christmas bonus, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) maintained, or contributed to, by the COMPANY or any of its Subsidiaries for the benefit of any officers, employees or directors of the COMPANY or any of its Subsidiaries currently or within the last five years (collectively, "BENEFIT PLANS"). The COMPANY has delivered or made available to BUYER true, complete and correct copies of (1) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (2) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required), (3) the most recent summary plan description for each Benefit Plan for which such summary plan description is required, (4) each trust agreement and group annuity contract relating to any Benefit Plan, and (5) the most recent actuarial report relating to any Benefit Plan.

     (b) Except as disclosed in Schedule 3.12, all Pension Plans have been the subject of determination letters from the Internal Revenue Service to the effect that such Pension Plans are qualified and exempt from federal income taxes under
Section 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of the COMPANY, has revocation been threatened, nor has any such Pension Plan been amended since the date of its most recent determination letter or application therefore in any respect that would adversely affect its qualification or materially increase its costs.

     (c) Except as disclosed on Schedule 3.12, no Pension Plan that the COMPANY or any of its Subsidiaries maintains, or to which the COMPANY or any of its Subsidiaries is or was previously obligated to contribute, other than any Pension Plan that is a "multiemployer plan" (as such term is defined in Section 4001(a)(3) of ERISA; collectively, the "MULTIEMPLOYER PENSION PLANS", had, as of the respective last annual valuation date for each such Pension Plan, any "unfunded benefit liabilities" (as such term is defined in Section 4001(a)(18) of ERISA), based on actuarial assumptions which have been furnished to BUYER. None of the COMPANY's Pension Plans has an "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived. To the best knowledge of the COMPANY, none of the COMPANY, any of its Subsidiaries, any officer of the COMPANY or any of its Subsidiaries or any of the Benefit Plans which are subject to ERISA, including the Pension Plans, or any trusts created thereunder, or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the COMPANY, any of its Subsidiaries or any officer of the COMPANY or any of its Subsidiaries to the tax or penalty on prohibited transactions imposed by such Section 4975 or to any lability under Section 502(i) or (1) of ERISA. Except as disclosed on Schedule 3.12, neither any of such Pension Plans nor any of such trusts have been terminated, nor has there been any "reportable event" (as that term is defined in Section 4043 of ERISA) with respect to which the 30-day notice requirement has not been waived and the COMPANY is not aware of any other reportable events with respect thereto during the last five years. Neither the COMPANY nor any of its Subsidiaries has suffered or otherwise caused a "complete withdrawal" or a "partial withdrawal" (as such terms are defined in Section 4203 and Section 4205, respectively, of ERISA) since the effective date of such Sections 4203 and 4205 with respect to any of the Multiemployer Pension Plans. Neither the COMPANY nor any of its Subsidiaries is secondarily liable for any withdrawal liability as a result of the sale of assets within the meaning of Section 4204 of ERISA. To the knowledge of the COMPANY, in the event a "complete withdrawal" currently occurred with respect to any of the Multiemployer Pension Plans, there would be no withdrawal liability assessed against the COMPANY or any of its Subsidiaries.

     (d) With respect to any Benefit Plan that is an employee welfare benefit plan, except as disclosed in Schedule 3.12, (i) no such Benefit Plan is unfunded or funded through a welfare benefits fund, as such term is defined in Section 419(e) of the Code, (ii) each such Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code, complies in all material respects with the applicable requirements of Section 4980B(f) of the Code and Section
186z(b)(1) of the Social Security Act and (iii) each such Benefit Plan (including any such Plan covering retirees or other former employees) may be amended or terminated without material liability to the COMPANY or any of its Subsidiaries on or at any time after the Effective Time.

     (e) Except as disclosed on Schedule 3.12, each Benefit Plan conforms in all material respects in form and operation to all applicable laws and regulations, and all reports or information relating to such Benefit Plan required to be filed with any governmental entity or disclosed to participants have been timely filed and disclosed. Except as disclosed on Schedule 3.12, no Pension Plan holds any employer security or employer real property within the meaning of Section 407 of ERISA.

     (f) Except as disclosed on Schedule 3.12, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of the COMPANY or any Subsidiary thereof to severance pay, unemployment compensation or any other payment or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee or former employee.


     (g) Except as disclosed on Schedule 3.12, neither the COMPANY nor any of its Subsidiaries has announced a plan to create or a legally binding commitment to amend any Benefit Plan or to create any new arrangement which would be a Benefit Plan.

     (h) All insurance premiums with respect to any Benefit Plan (including premiums to the Pension Benefit Guaranty Corporation) have been paid in full. Except as disclosed on Schedule 3.12, there are no retrospective adjustments provided for under any insurance contracts maintained pursuant to any Benefit Plan with regard to policy years or other periods ending on or before the Effective Time.

     (i) No Benefit Plan or the deduction of any contributions thereto by the COMPANY or any of its Subsidiaries has been the subject of audit by the Internal Revenue Service or the Department of Labor, and no litigation or asserted claims exist against the COMPANY or any of its Subsidiaries or any Benefit Plan or fiduciary with respect thereto (other than such benefit claims as are made in the normal operation of a Benefit Plan). To the knowledge of the COMPANY, there are no facts which would give rise to or could give rise to any action, suit, grievance, arbitration or other claim.

     3.13  ENVIRONMENTAL MATTERS.

     (a) Except as set forth on Schedule 3.13, to the COMPANY's Knowledge, the COMPANY and each of its Subsidiaries are in material compliance with all applicable federal, state, regional and local laws, statutes, ordinances, judgments, rulings and regulations relating to any matters of pollution, protection of the environment or environmental regulation or control (collectively, "ENVIRONMENTAL LAWS"). Neither the COMPANY nor any of its Subsidiaries has received any written notice (i) of any violation of an Environmental Law or (ii) of the institution of any suit, action, claim, or proceedings alleging such violation or investigation by any Governmental Entity or any third party of any such violation.

     (b) Except as disclosed on Schedule 3.13, to the COMPANY's Knowledge, neither the COMPANY nor any of its Subsidiaries has (i) released, transported or disposed of any Hazardous Substances (as hereinafter defined) on, under, from or at any of the COMPANY's or any of its Subsidiaries' properties or any other properties, (ii) reason to know of the release or disposal of any Hazardous Substances on, under or at any of COMPANY's or any of its Subsidiaries' properties, or any other property arising from the conduct of operations on the COMPANY's or any of its Subsidiaries' properties, or (iii) received any written notice (w) of any violation of any Environmental Law or any other law, statute, rule or regulation regarding Hazardous Substances on or under any of the COMPANY's or any of its Subsidiaries' properties or any other properties, (x) of the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party of any such violation, (y) of any actual or potential liability for the response to or remediation of Hazardous Substance at or arising from any of the COMPANY's or any of its Subsidiaries' properties or any other properties, or (z) of any actual or potential liability for the costs of response to or remediation of Hazardous Substances at or arising from any of the COMPANY's or any of its Subsidiaries' properties or any other properties. For purposes of this Agreement, the term "HAZARDOUS SUBSTANCE" shall mean any toxic or hazardous materials or substances, including asbestos, buried contaminants, chemicals, flammable explosives, radioactive materials, petroleum and petroleum products and any substances defined as, or included in the definition of, "hazardous substances", "hazardous wastes", "hazardous materials" or "toxic substances" under any Environmental Law.

     (c) To the COMPANY's Knowledge, no Environmental Law imposes any obligation upon the COMPANY or its Subsidiaries arising out of or as a condition to any transaction contemplated hereby, including, without limitation, any requirement to modify or to transfer any permit or license, any requirement to file any notice or other submission with any Governmental Entity, the placement of any notice, acknowledgement, or covenant in any land records, or the modification of or provision of notice under any agreement, consent order, or consent decree. No lien has been placed upon any of the COMPANY's properties or its Subsidiaries' properties under any Environmental Law.

     3.14  MATERIAL CONTRACT AND AGREEMENTS.

     (a) Except as listed on Schedule 3.14, there are no contracts or agreements that are material to the business, financial condition, properties, assets, liabilities or results of operations of the COMPANY and its Subsidiaries taken as a whole.

     (b) As of the date hereof and except as disclosed on Schedule 3.14, no default in performance or failure to perform under, and no anticipatory breach of, any of the contracts listed on Schedule 3.14 has occurred or is continuing, and none of the parties to any such contract has alleged that the other has defaulted in performance or failed to perform, other than (i) a default in payment that shall not have continued more than 30 days from the date on which the payment was originally due pursuant to the terms of the applicable contracts, and (ii) a default or failure that is immaterial with respect to all such contracts. To COMPANY's Knowledge, as of the date hereof and except as disclosed on Schedule 3.14, there are no legal, administrative or other proceedings threatened, pending or outstanding relating to the performance or status of any of such contracts. As of the date hereof and except as disclosed on Schedule 3.14, the COMPANY has not received notice of any anticipatory breach, pending dispute or anticipated litigation arising from or relating to any of such contracts, or notice that any of such contracts has been or will be canceled, revoked or otherwise terminated.

     (c) Except as listed on Schedule 3.14, neither the COMPANY nor any Subsidiary is subject to any material agreement which restricts competition with any other person or provides that the COMPANY, any Subsidiary or affiliate may not engage in any business or sell or distribute any product or service.

     3.15 INTELLECTUAL PROPERTY. The COMPANY and its Subsidiaries own, or are licensed or otherwise have the right to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs currently used in the business which are material to the business, financial condition or results of operations of the COMPANY and its Subsidiaries taken as a whole. Except as set forth on Schedule 3.15, no claims are pending or, to the knowledge of the COMPANY, threatened that the COMPANY is infringing or otherwise adversely affecting the rights of any person with regard to any patent, license, trademark, trade name, service mark, copyright or other intellectual property right. To the knowledge of the

COMPANY, no person is infringing the rights of the COMPANY with respect to any patent, license, trademark, trade name, service mark, copyright or other intellectual property right.

     3.16 CERTAIN FEES. With the exception of the engagement of Donaldson, Lufkin and Jenrette by COMPANY, none of the COMPANY and its Subsidiaries has any liability or obligation to pay any fees or commissions to any financial advisor, broker, finder, or agent with respect to the transactions contemplated by this Agreement.

     3.17 COMPANY BOARD AND DIRECTORS ACTION. The Board of Directors of COMPANY (at a meeting duly called and held) has by the requisite vote of all directors present, based upon the trading price of BUYER's Shares as of the date hereof, (a) determined that the Merger is advisable and in the best interest of the COMPANY and its shareholders, subject to future exercise of its fiduciary duties (b) resolved, subject to future exercise of fiduciary duties, to recommend the approval of this Agreement and the Merger by the holders of the COMPANY Shares and directed, subject to future exercise of its fiduciary duties, that the Merger be submitted for consideration by the holders of the COMPANY Shares at the Meeting and (c) adopted a resolution to elect not to be subject, to the extent permitted by applicable law, to any state takeover law that may purport to be applicable to the Merger and the transactions contemplated by this Agreement.

     3.18  REGISTRATION STATEMENT AND PROXY STATEMENT.

     None of the information supplied or to be supplied by or on behalf of COMPANY for inclusion or incorporation by reference in:

          (i) the registration statement on Form S-4 to be filed with the SEC by BUYER in connection with the issuance of BUYER Shares in the Merger (the "REGISTRATION STATEMENT") will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; and

          (ii) the joint proxy statement, in definitive form, relating to the meetings of BUYER and COMPANY shareholders to be held in connection with the Merger (the "JOINT PROXY STATEMENT") will, at the date(s) mailed to shareholders and at the times of the meetings of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading;

     3.19 POOLING OF INTERESTS ACCOUNTING. After review and discussion with Arthur Andersen & Co. SC, independent certified public accountants for COMPANY, to COMPANY's Knowledge there is no fact pertaining to it which would prevent the Merger from being accounted for as a pooling of interests in accordance with GAAP.

     To COMPANY's Knowledge, neither the COMPANY nor any of its Subsidiaries has through the date of this Agreement taken or agreed to take any action that would prevent the COMPANY and the BUYER from accounting for the business combination to be effected by the Merger as a "pooling of interests" in conformity with GAAP.

     3.20 NON-SURVIVAL OF CERTAIN REPRESENTATIONS AND WARRANTIES. No representations or warranties contained in Section 3 of this Agreement shall survive the Merger.

     4. REPRESENTATIONS AND WARRANTIES OF BUYER. Except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties (the "DISCLOSURE SCHEDULE"), which shall be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article 4, BUYER represents and warrants to COMPANY that:

     4.1 ORGANIZATION, QUALIFICATION, AND CORPORATE POWER. Each of BUYER and its Material Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of BUYER and its Material Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required except for such failures to be so qualified and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect on BUYER. BUYER beneficially owns all of the outstanding capital stock of each of its Subsidiaries, except as described in the Disclosure Schedule.

     4.2 CAPITALIZATION. The entire authorized capital stock of BUYER consists of 25,000,000 BUYER Shares, of which as of July 9, 1996, 18,066,055 BUYER Shares are issued and outstanding. The total number of shares subject to options is 1,166,868. All of the BUYER Shares to be issued in the Merger have been duly authorized and, upon consummation of the Merger, will be validly issued, fully paid, and nonassessable. The entire authorized capital stock of SUB consists of 1,000 SUB Shares, all of which are issued and outstanding.

     4.3 AUTHORIZATION OF TRANSACTION. BUYER and SUB have full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder subject to receiving the Requisite BUYER Stockholder Approval. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly approved by the board of directors of the BUYER and no other corporate proceedings on the part of the BUYER or its shareholders are necessary to authorize this Agreement and to consummate the transactions so contemplated other than the Requisite BUYER Stockholder Approval and the filing of the Certificate of Merger. Assuming that this Agreement constitutes a valid and binding obligation of COMPANY, this Agreement has been duly executed and delivered and constitutes the valid and legally binding obligation of BUYER, enforceable in accordance with its terms and conditions except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally; and (ii) the remedy of specific performance and injunctive and other forms of equitable remedies may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     4.4 NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) materially violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which BUYER or any of its Subsidiaries is subject or any provision of the charter or bylaws of BUYER or any of its Subsidiaries or (ii) materially conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which BUYER or any of its Subsidiaries is a party or by which it is bound or to which any of its assets is subject. Other than in connection with the provisions of the Hart-Scott-Rodino Act, the Minnesota Business Corporation Act, the Delaware General Corporation Law, the Securities Exchange Act, the Securities Act, and the state securities laws, BUYER does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

     4.5 FILINGS WITH THE SEC. BUYER has made all filings with the SEC that it has been required to make under the Securities Act and the Securities Exchange Act (collectively the "PUBLIC REPORTS"). Each of the Public Reports has complied with the Securities Act and the Securities Exchange Act in all material respects. None of the Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     4.6 FINANCIAL STATEMENTS. BUYER has filed a Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1996 (the "MOST RECENT FISCAL QUARTER END"), and an Annual Report on Form 10-K for the fiscal year ended June 30, 1995. The financial statements included in or incorporated by reference into these Public Reports (including the related notes and schedules) have been prepared in accordance with GAAP applied on a consistent basis throughout the period covered thereby, present fairly the financial condition of BUYER and its Subsidiaries as of the indicated dates and the results of operations of BUYER and its Subsidiaries for the indicated periods, and are consistent with the books and records of BUYER and its Subsidiaries; PROVIDED, HOWEVER, that the interim statements are subject to normal year-end adjustments.

     4.7 EVENTS SUBSEQUENT TO MOST RECENT FISCAL QUARTER END. Except as set forth in the Disclosure Schedule, since the Most Recent Fiscal Quarter End, there has not been (a) any material adverse change in the business, financial condition, operations or results of operations, of BUYER and its Subsidiaries taken as a whole, (b) in the case of the BUYER, any declaration, setting aside or payment of any dividend or any other distribution with respect to its capital stock, or (c) any material change by the BUYER in accounting principles or methods.

     4.8 CERTAIN FEES. With the exception of the engagement of Merrill Lynch & Co. by BUYER, none of BUYER and its Subsidiaries has any liability or obligation to pay any fees or commissions to any financial advisor, broker, finder, or agent with respect to the transactions contemplated by this Agreement.

     4.9 CONTINUITY OF BUSINESS ENTERPRISE. It is the present intention of BUYER to continue at least one significant historic business line of COMPANY, or to use at least a significant portion of COMPANY's historic business assets in a business, in each case within the meaning of Treasury Reg. Section 1.368-1(d).

     4.10 LITIGATION. Except as set forth in the Disclosure Schedule, or as disclosed in the BUYER Public Reports, there are no claims, actions, suits, investigations or proceedings pending or, to the knowledge of BUYER, threatened against or affecting the BUYER or any of its Subsidiaries or any of their respective properties at law or in equity, before or by any federal, state, municipal or other governmental agency or authority, or before any arbitration board or panel which individually or in the aggregate are likely to have a Material Adverse Effect on BUYER; PROVIDED, HOWEVER, that the Disclosure Schedule lists all pending lawsuits against the BUYER or any of its Subsidiaries except for lawsuits covered by products liability insurance maintained by the BUYER.

     4.11  TAX MATTERS.  Except as set forth in the Disclosure Schedule:

     (a) FILING OF TIMELY TAX RETURNS. BUYER and each of its Subsidiaries have filed (or there has been filed on its behalf) all Tax Returns (as hereinafter defined) required to be filed by each of them under applicable law. All such Tax Returns were filed on a timely basis. To the extent requested in writing by COMPANY, BUYER has delivered to COMPANY correct and complete copies of all Tax Returns, examination reports, statements of deficiencies assessed against or agreed to by any of COMPANY and its Subsidiaries since July 1, 1993 and all Tax Rulings and Closing Agreements.

     (b) PAYMENT OF TAXES. BUYER and each of its Subsidiaries have, within the time and in the manner prescribed by law, paid all Taxes (as hereinafter defined) that are currently due and payable except for those contested in good faith and for which adequate reserves have been taken.

     (c) TAX RESERVES. BUYER and its Subsidiaries have established on their books and records reserves adequate to pay all Taxes and reserves for deferred income taxes in accordance with GAAP.

     (d) TAX LIENS. There are no Tax liens upon the assets of BUYER or any of its Subsidiaries except liens for Taxes not yet due or being contested in good faith through appropriate proceedings.

     (e) WITHHOLDING TAXES. BUYER and each of its Subsidiaries have complied in all material respects with the provisions of the Code relating to the withholding of Taxes, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld from any employee wages and any amounts owed to any independent contractor, creditor, stockholder, or other third party and paid over to the proper governmental authorities all amounts required.

     (f) EXTENSIONS OF TIME FOR FILING TAX RETURNS. Neither BUYER nor any of its Subsidiaries has requested any extension of time within which to file any material Tax Return, which Tax Return has not since been timely filed.

     (g) WAIVERS OF STATUTE OF LIMITATIONS. Neither BUYER nor any of its Subsidiaries has executed any outstanding waivers of comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

     (h) EXPIRATION OF STATUTE OF LIMITATIONS. The statute of limitations for the assessment of all Taxes has expired for all applicable material Tax Returns of BUYER and each of its Subsidiaries or those Tax Returns have been examined by the appropriate taxing authorities for all Tax periods ended before the date hereof, and no deficiency for any Taxes has been proposed, asserted or assessed against BUYER or any of its Subsidiaries that has not been resolved and paid in full.

     (i) AUDIT, ADMINISTRATIVE AND COURT PROCEEDINGS. No audits or other administrative proceedings or court proceedings are presently pending with regard to any material Taxes or Tax Returns of BUYER or any of its Subsidiaries.

     (j) POWERS OF ATTORNEY. No power of attorney currently in force has been granted by BUYER or any of its Subsidiaries concerning any material Tax matter.

     (k) TAX RULINGS. Neither BUYER nor any of its Subsidiaries has received a Tax Ruling (as hereinafter defined) or entered into a Closing Agreement (as hereinafter defined) with any taxing authority that would have a continuing adverse effect after the Closing Date.

     (l) TAX SHARING AGREEMENTS. Neither BUYER nor any Subsidiary is a party to any agreement relating to allocating or sharing of Taxes.

     (m) CODE SECTIONS 280G AND 162(M). Neither BUYER nor any of its Subsidiaries is a party to any agreement, contract, or arrangement that could result, on account of the transactions contemplated hereunder, separately or in the aggregate, in the payment of any "EXCESS PARACHUTE PAYMENTS" within the meaning of SECTION 280G of the Code or nondeductible compensation under Code
Section 162(m).

     (n) LIABILITY FOR OTHERS. None of BUYER or any of its Subsidiaries (A) has any material liability for Taxes of any person other than BUYER and its Subsidiaries (i) under Treasury Regulations SECTION 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, (ii) by contract, or (iii) otherwise.

     (o) INFORMATION. The BUYER has delivered to the COMPANY the following information, which is correct and complete, with respect to each of the BUYER and its Subsidiaries (or, in the case of clause (b) below, with respect to each of the Subsidiaries) as of the most recent practical date (as well as on an estimated pro forma basis as of the Closing giving effect to the transaction contemplated hereby):

     (i) The amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax credit, or excess charitable contribution allocable to the BUYER or Subsidiary; and

     (ii) The amount of any deferred gain or loss allocable to the COMPANY or Subsidiary arising out of any deferred intercompany transaction.


     (p) TAX-FREE REORGANIZATION. Neither the BUYER nor any of its Subsidiaries has through the date of this Agreement taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization under the Code.

     (q) OTHER. None of the COMPANY and its Subsidiaries has filed a consent under Code Section 341(f) concerning collapsible corporations. None of the COMPANY and its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

     4.12 LABOR MATTERS. Except as set forth in Schedule 4.12, there are no collective bargaining or other labor union agreements to which the COMPANY or any of its Subsidiaries is a party or by which any of them is bound. Except as set forth in Schedule 4.12, neither the COMPANY nor any of its Subsidiaries has encountered any labor union organizing activity, or had any actual or, to COMPANY's Knowledge, threatened employee strikes, work stoppages, slowdowns or lockouts.

     4.13  ERISA COMPLIANCE.

     (a) Except as disclosed in Schedule 4.13, all Pension Plans have been the subject of determination letters from the Internal Revenue Service to the effect that such Pension Plans are qualified and exempt from federal income taxes under
Section 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of the BUYER, has revocation been threatened, nor has any such Pension Plan been amended since the date of its most recent determination letter or application therefore in any respect that would adversely affect its qualification or materially increase its costs.

     (b) Except as disclosed on Schedule 4.13, no Pension Plan that the BUYER or any of its Subsidiaries maintains, or to which the BUYER or any of its Subsidiaries is or was previously obligated to contribute, other than any Pension Plan that is a "multiemployer plan" (as such term is defined in Section 4001(a)(3) of ERISA; collectively, the "MULTIEMPLOYER PENSION PLANS", had, as of the respective last annual valuation date for each such Pension Plan, any "unfunded benefit liabilities" (as such term is defined in Section 4001(a)(18) of ERISA). None of the BUYER's Pension Plans has an "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived. To the best knowledge of the BUYER, none of the BUYER, any of its Subsidiaries, any officer of the BUYER or any of its

Subsidiaries or any of the Benefit Plans which are subject to ERISA, including the Pension Plans, or any trusts created thereunder, or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the BUYER, any of its Subsidiaries or any officer of the BUYER or any of its Subsidiaries to the tax or penalty on prohibited transactions imposed by such Section 4975 or to any lability under Section 502(i) or (1) of ERISA. Except as disclosed on Schedule 4.13, neither any of such Pension Plans nor any of such trusts have been terminated, nor has there been any "reportable event" (as that term is defined in Section 4043 of ERISA) with respect to which the 30-day notice requirement has not been waived and the BUYER is not aware of any other reportable events with respect thereto during the last five years. Neither the BUYER nor any of its Subsidiaries has suffered or otherwise caused a "complete withdrawal" or a "partial withdrawal" (as such terms are defined in Section 4203 and Section 4205, respectively, of ERISA) since the effective date of such Sections 4203 and 4205 with respect to any of the Multiemployer Pension Plans. Neither the BUYER nor any of its Subsidiaries is secondarily liable for any withdrawal liability as a result of the sale of assets within the meaning of Section 4204 of ERISA. To the knowledge of the BUYER, in the event a "complete withdrawal" currently occurred with respect to any of the Multiemployer Pension Plans, there would be no withdrawal liability assessed against the BUYER or any of its Subsidiaries.

     (c) With respect to any Benefit Plan that is an employee welfare benefit plan, except as disclosed in Schedule 4.13, (i) no such Benefit Plan is unfunded or funded through a welfare benefits fund, as such term is defined in Section 419(e) of the Code, (ii) each such Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code, complies in all material respects with the applicable requirements of Section 4980B(f) of the Code and
Section 186z(b)(1) of the Social Security Act and (iii) each such Benefit Plan (including any such Plan covering retirees or other former employees) may be amended or terminated without material liability to the BUYER or any of its Subsidiaries on or at any time after the Effective Time.

     (d) Except as disclosed on Schedule 4.13, each Benefit Plan conforms in all material respects in form and operation to all applicable laws and regulations, and all reports or information relating to such Benefit Plan required to be filed with any governmental entity or disclosed to participants have been timely filed and disclosed. Except as disclosed on Schedule 4.13, no Pension Plan holds any employer security or employer real property within the meaning of Section 407 of ERISA.

     (e) Except as disclosed on Schedule 4.13, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of the BUYER or any Subsidiary thereof to severance pay, unemployment compensation or any other payment or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee or former employee.

     (f) Except as disclosed on Schedule 4.13, neither the BUYER nor any of its Subsidiaries has announced a plan to create or a legally binding commitment to amend any Benefit Plan or to create any new arrangement which would be a Benefit Plan.

     (g) All insurance premiums with respect to any Benefit Plan (including premiums to the Pension Benefit Guaranty Corporation) have been paid in full. Except as disclosed on Schedule 4.13, there are no retrospective adjustments provided for under any insurance contracts maintained pursuant to any Benefit Plan with regard to policy years or other periods ending on or before the Effective Time.

     (h) No Benefit Plan or the deduction of any contributions thereto by the BUYER or any of its Subsidiaries has been the subject of audit by the Internal Revenue Service or the Department of Labor, and no litigation or asserted claims exist against the COMPANY or any of its Subsidiaries or any Benefit Plan or fiduciary with respect thereto (other than such benefit claims as are made in the normal operation of a Benefit Plan). To the knowledge of the BUYER, there are no facts which would give rise to or could give rise to any action, suit, grievance, arbitration or other claim.

     4.14  ENVIRONMENTAL MATTERS.

     (a) Except as set forth on Schedule 4.14, to the BUYER's Knowledge, the BUYER and each of its Subsidiaries are in material compliance with all applicable federal, state, regional and local laws, statutes, ordinances, judgments, rulings and regulations relating to any matters of pollution, protection of the environment or environmental regulation or control (collectively, "ENVIRONMENTAL LAWS"). Neither the BUYER nor any of its Subsidiaries has received any written notice (i) of any violation of an Environmental Law or (ii) of the institution of any suit, action, claim, proceedings or investigation by any Governmental Entity or any third party of any such violation.

     (b) Except as disclosed on Schedule 4.14, to the BUYER's Knowledge, neither the BUYER nor any of its Subsidiaries has (i) released, transported or disposed of any Hazardous Substances (as hereinafter defined) on, under, from or at any of the BUYER's or any of its Subsidiaries' properties or any other properties, (ii) reason to know of the release or disposal of any Hazardous Substances on, under or at any of BUYER's or any of its

Subsidiaries' properties, or any other property arising from the conduct of operations on the BUYER's or any of its Subsidiaries' properties, or (iii) received any written notice (w) of any violation of any Environmental Law or any other law, statute, rule or regulation regarding Hazardous Substances on or under any of the BUYER's or any of its Subsidiaries' properties or any other properties, (x) of the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party of any such violation, (y) of any actual or potential liability for the response to or remediation of Hazardous Substance at or arising from any of the BUYER's or any of its Subsidiaries' properties or any other properties, or (z) of any actual or potential liability for the costs of response to or remediation of Hazardous Substances at or arising from any of the BUYER's or any of its Subsidiaries' properties or any other properties. For purposes of this Agreement, the terms "HAZARDOUS SUBSTANCE" shall mean any toxic or hazardous materials or substances, including asbestos, buried contaminants, chemicals, flammable explosives, radioactive materials, petroleum and petroleum products and any substances defined as, or included in the definition of, "hazardous substances", "hazardous wastes", "hazardous materials" or "toxic substances" under any Environmental Law.

     (c) To the BUYER's Knowledge, no Environmental Law imposes any obligation upon the BUYER or its Subsidiaries arising out of or as a condition to any transaction contemplated hereby, including, without limitation, any requirement to modify or to transfer any permit or license, any requirement to file any notice or other submission with any Governmental Entity, the placement of any notice, acknowledgement, or covenant in any land records, or the modification of or provision of notice under any agreement, consent order, or consent decree.
No lien has been placed upon any of the BUYER's properties or its Subsidiaries' properties under any Environmental Law.

     4.15  MATERIAL CONTRACT AND AGREEMENTS.

     (a) As of the date hereof and except as disclosed on Schedule 4.15, no default in performance or failure to perform under, and no anticipatory breach of, any of the BUYER's material contracts has occurred or is continuing, and none of the parties to any such contract has alleged that the other has defaulted in performance or failed to perform, other than (i) a default in payment that shall not have continued more than 30 days from the date on which the payment was originally due pursuant to the terms of the applicable contracts, and (ii) a default or failure that is immaterial with respect to all such contracts. To BUYER's Knowledge, as of the date hereof and except as disclosed on Schedule 4.15, there are no legal, administrative or other proceedings threatened, pending or outstanding relating to the performance or status of any of such contracts. As of the date hereof and except as disclosed on

Schedule 4.15, the BUYER has not received notice of any anticipatory breach, pending dispute or anticipated litigation arising from or relating to any of such contracts, or notice that any of such contracts has been or will be canceled, revoked or otherwise terminated.

     (b) Except as listed on Schedule 4.15, neither the BUYER nor any Subsidiary is subject to any material agreement which restricts competition with any other person or provides that the BUYER, any Subsidiary or affiliate may not engage in any business or sell or distribute any product or service.

     4.16 INTELLECTUAL PROPERTY. The BUYER and its Subsidiaries own, or are licensed or otherwise have the right to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs which are material to the business, financial condition or results of operations of the BUYER and its Subsidiaries taken as a whole. Except as set forth on Schedule 4.16, no claims are pending or, to the knowledge of the BUYER, threatened that the BUYER is infringing or otherwise adversely affecting the rights of any person with regard to any patent, license, trademark, trade name, service mark, copyright or other intellectual property right. To the knowledge of the BUYER, no person is infringing the rights of the BUYER with respect to any patent, license, trademark, trade name, service mark, copyright or other intellectual property right.

     4.17  BUYER BOARD OF DIRECTORS ACTION.

     (a) The Board of Directors of BUYER at a meeting duly called and held) has by the requisite vote of all directors present (i) determined that the Merger is advisable and in the best interests of the BUYER and its shareholders, (ii) resolved to recommend the approval of this Agreement and the Merger and the issuance of BUYER Shares in connection therewith by the holders of the BUYER Shares and directed that the Merger be submitted for consideration by the holders of the Common Stock at the Meeting and (iii) adopted a resolution to elect not to be subject, to the extent permitted by applicable law, to any state takeover law that may purport to be applicable to the Merger and the transactions contemplated by this Agreement.

     (b) The Board of Directors of SUB at a meeting duly called and held) has by the requisite vote of all directors present (i) determined that the Merger is advisable and in the best interests of the SUB and its shareholders, (ii) resolved to recommend the approval of this Agreement and the Merger and the issuance of BUYER Shares in connection therewith by the holders of the BUYER Shares and directed that the Merger be submitted for consideration by the holders of the Common Stock at the Meeting and (iii) adopted a resolution to elect not to be subject, to the extent permitted by applicable law, to any state takeover law that may purport to be applicable to the Merger and the transactions contemplated by this Agreement.

     4.18 JOINT PROXY STATEMENT. (a) None of the information supplied or to be supplied by or on behalf of BUYER for inclusion or incorporation by reference in the Joint Proxy Statement, in definitive form, relating to the meetings of the COMPANY and BUYER shareholders to be held in connection with the Merger will, at the date(s) mailed to shareholders and at the times of the meetings of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     (b) The Registration Statement and the Joint Proxy Statement will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act, respectively, and the applicable rules and regulations thereunder.

     4.19 NON-SURVIVAL OF CERTAIN REPRESENTATIONS AND WARRANTIES. No representations or warranties contained in Section 4 of this Agreement shall survive the Merger.

     5.  COVENANTS.

     5.1 INTERIM OPERATIONS. During the period from the date of this Agreement to the Effective Time, except as specifically contemplated by this Agreement, or as otherwise approved in advance by BUYER in writing:

     (a) CONDUCT OF BUSINESS. The COMPANY will, and will cause each of its Subsidiaries to, conduct their respective businesses only in, and not take any action except in, the ordinary and usual course of business and consistent with past practice. The COMPANY will use reasonable efforts to preserve intact the business organization of the COMPANY and each of its Subsidiaries, to keep available the service of its and their present officers and key employees and to preserve the goodwill of those having business relationships with it or its Subsidiaries.

     (b) ARTICLES AND BYLAWS. The COMPANY will not and will not permit any of its Subsidiaries to make any change or amendment to their respective articles of incorporation or bylaws (or comparable governing instruments).

     (c) CAPITAL STOCK. The COMPANY will not, and will not permit any of its Subsidiaries to, issue or sell any shares of capital stock or any other securities of any of them (other than pursuant to Stock Options and the Employee Stock Purchase Plan) or issue any securities convertible into or exchangeable for, or options, warrants to purchase, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or enter into any contract, understanding or arrangement with respect to the issuance of, any shares of capital stock or any other securities of any of them or purchase or enter into any arrangement or contract with respect to the purchase or voting of shares of their capital stock, or adjust, split, combine or reclassify any of their capital stock or other securities or make any other changes in their capital structures.

     (d) DIVIDENDS. The COMPANY will not and will not permit any of its Subsidiaries to declare, set aside, pay or make any dividend or other distribution or payment (whether in cash, stock or property) with respect to, or purchase or redeem, any shares of the capital stock of any of them.

     (e) EMPLOYEE PLANS, COMPENSATION, ETC. The COMPANY will not, and will not permit any of its Subsidiaries to, amend any Benefit Plan or to adopt any arrangement which would be a "Benefit Plan" or, except as provided in Schedule
5.1 or pursuant to collective bargaining agreements as presently in effect, increase the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan or arrangement or take any action or grant any benefit not required under the terms of any existing agreements, trusts, plans, funds or other such arrangements to enter into any contract, agreement, commitment or arrangement to do any of the foregoing, provided that COMPANY may pay a "stay bonus" of up to three (3) months salary to any employee.

     (f) DEBT. The COMPANY and its Subsidiaries will not, (a) assume or incur any indebtedness, except (i) in the ordinary course of business and (ii) expenses incurred in connection with the consummation of the Merger, or (b) except in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments (other than short-term investments pursuant to customary cash management systems of the COMPANY) in, any other person other than such of the foregoing as are made by the COMPANY to, in or from a wholly owned Subsidiary of the COMPANY. The COMPANY will not enter into any new credit agreements but may enter into amendments or modifications or replacements of any existing credit agreements.

     (g) REPRESENTATION AND WARRANTY. The COMPANY will advise BUYER and BUYER will advise COMPANY within 48 hours of any information which becomes known to it or to any Subsidiary of COMPANY or BUYER that would make any representation or warranty of the COMPANY herein materially not true or not correct.

     (h) ACQUISITIONS. The COMPANY and its Subsidiaries will not acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or
(ii) any assets, except purchases of inventory items or supplies or other purchases in the ordinary course of business consistent with past practice.

     (i) ASSETS SALES. The COMPANY and its Subsidiaries will not sell, lease, mortgage or otherwise encumber or otherwise dispose of any of its properties or assets, except sales of inventory in the ordinary course of business consistent with past practice and strategic sales of corporate stores to franchisees.

     (j) TAX SETTLEMENTS. The COMPANY and its Subsidiaries will not make any material tax election other than tax elections in the ordinary course and consistent with past practices or settle or compromise any material income tax or other tax liability or refund.

     (k) OTHER SETTLEMENTS. The COMPANY and its Subsidiaries will not pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms except for any existing scheduled litigations.

     5.2 ACCESS AND INFORMATION. COMPANY and BUYER will (and will cause each of their respective representatives to) afford to the other (or representatives of the COMPANY or BUYER, including without limitation directors, officers and employees of COMPANY and BUYER or their affiliates and counsel, accountants and other professionals retained by COMPANY and BUYER) such access throughout the period prior to the Effective Time to books, records (including without limitation tax returns and work papers of independent auditors), agreements, properties (including for the purpose of making any reasonable Phase I environmental investigation), personnel, suppliers and franchisees as COMPANY or BUYER requests from the other.

     5.3 CERTAIN FILINGS, CONSENTS AND ARRANGEMENTS. BUYER and the COMPANY will (a) promptly make their respective filings, and will thereafter use their best efforts to promptly make any required submissions, under the Hart-Scott-Rodino Act with respect to the Merger and the other transactions contemplated by this Agreement and (b) cooperate with one another (i) in promptly determining whether any filings are required to be made or consents, approvals, permits or authorizations are required to be obtained under any other federal, state or foreign law or regulation and (ii) in promptly making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such consents, approvals, permits or authorizations.

     5.4 STATE TAKEOVER STATUTES. The COMPANY will, upon the request of BUYER, take all reasonable steps to exempt the Merger from the requirements of Delaware General Corporation Law Section 203 by action of the COMPANY's Board of Directors or otherwise.

     5.5 EMPLOYEE MATTERS. On and after the Effective Time, the Surviving Corporation will honor (but only in accordance with their terms in effect at the date hereof) those employment, indemnification, severance, termination, consulting and retirement agreements to which the COMPANY or any of its Subsidiaries is presently a party.

     5.6  INDEMNIFICATION AND INSURANCE.

     (a) From and after the Effective Time, BUYER will indemnify and hold harmless each of the current directors, officers, agents and other representatives, who have acted in such capacity prior to or after the date hereof, of the COMPANY or any of its Subsidiaries (collectively, the "INDEMNITEES" and individually, an "INDEMNITEE") against any and all claims, damages, liabilities, losses, costs, charges, expenses (including without limitation reasonable costs of investigation, and the fees and disbursements of legal counsel and other advisers and experts), judgments, fines, penalties and amounts paid in settlement, asserted against, incurred by or imposed upon any Indemnitee (collectively, "LOSSES" and individually, a "LOSS"), (i) in connection with or arising out of any threatened, pending or completed claim, action, suits or proceeding (whether civil, criminal, administrative or investigative), including without limitation any and all claims, actions, suits, proceedings or investigations by or on behalf of or in the right of or against the COMPANY or any of its Subsidiaries or their affiliates, or by any present or former shareholder of the COMPANY (collectively, "CLAIMS" and individually, a "CLAIM"), which is based upon, arises out of or in any way relates to the Merger, the Joint Proxy Statement, or any of the transactions contemplated by this Agreement, excluding any successful Claim that such indemnitee has violated
Section 16(b) of the Exchange Act or Section 10(b) of the Exchange Act, or Rule 10b-5 promulgated thereunder, and (ii) in connection with or arising out of the enforcement of the obligations of BUYER set forth in this Section 5.6. This
Section 5.6(a) will be construed as an agreement, as to which the Indemnitees are intended to be third party beneficiaries, between BUYER and the Indemnitees, as unaffiliated third parties, and is not subject to any limitations to which BUYER may be subject to indemnifying its own directors.

     (b) From and after the Effective Time, any and all obligations of COMPANY to indemnify the current officers and directors of COMPANY, whether pursuant to applicable law, COMPANY's Certificate of Incorporation or Bylaws or by agreement between COMPANY and the officers and directors, shall be assumed and paid and performed to the fullest extent permitted by law by BUYER. BUYER will promptly after the Effective Time, confirm to each such executive officer and director of COMPANY in writing of such assumption of COMPANY's obligations.

     (c) In the event the Surviving Corporation or any of its successors or assign (i) reorganizes or consolidates with or merges into or enters into another business combination transaction with any other person or entity and is not the resulting, continuing or surviving corporation or entity of such consolidation, merger or transaction (ii) liquidates, dissolves or transfers all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provision will be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this
Section 5.6.

     5.7 SPECIAL COMPANY MEETING. The COMPANY shall take all action necessary, in accordance with applicable law and its certificate of incorporation and bylaws, to convene a special meeting of the holders of COMPANY Shares ("SPECIAL COMPANY MEETING") as promptly as practicable for the purpose of considering and taking action upon this Agreement, unless the Board of Directors of the COMPANY shall have determined, in the exercise of its fiduciary duties, not to recommend that holders of COMPANY Common Stock approve the Merger and this Agreement. The board of directors of the COMPANY will, subject to its fiduciary obligations, recommend that holders of COMPANY Shares vote in favor of and approve the Merger and this Agreement at the Special COMPANY Meeting.

     5.8 SPECIAL BUYER MEETING. The BUYER shall take all action necessary, in accordance with applicable law and its articles of incorporation and bylaws, to convene a special meeting of the holders of BUYER Shares ("SPECIAL BUYER MEETING") as promptly as practicable for the purpose of considering and taking action upon this Agreement and approving the issuance of BUYER Shares as Merger Consideration to the extent provided herein. The board of directors of BUYER will recommend that holders of BUYER Shares vote in favor of and approve the Merger, this Agreement and the issuance of such BUYER Shares at the Special BUYER Meeting.

     5.9  JOINT PROXY STATEMENT; REGISTRATION STATEMENT.

     (a) As soon as practicable after the date hereof, BUYER and the COMPANY shall prepare the Joint Proxy Statement, file it with the SEC, use their best efforts to respond to comments of the Staff of the SEC and clear the Joint Proxy Statement with the Staff of the SEC. Promptly after such clearance BUYER and the COMPANY shall mail the Joint Proxy Statement to all holders of record of BUYER Shares and COMPANY Shares who are holders on the record date for the respective meetings of shareholders of BUYER and the COMPANY. BUYER and the COMPANY shall cooperate with each other in the preparation of the Joint Proxy Statement and the processing thereof with the SEC.

     (b) BUYER shall prepare and file with the SEC as soon as is reasonably practicable the Registration Statement following receipt of comments from the Staff of the SEC on the Joint Proxy Statement or advice that such Staff will not review such filing (or earlier in the discretion of BUYER and COMPANY) and shall use its best efforts to have the Registration Statement declared effective by the SEC as promptly as practicable and to maintain the effectiveness of such Registration Statement until the Effective Time. BUYER shall also use its best efforts to take any action required to be taken under state blue sky or securities laws in connection with the issuance of the BUYER Common Stock pursuant to the Merger, and the COMPANY shall furnish BUYER all information concerning the COMPANY and the holders of its capital stock and shall take any action as BUYER may reasonably request in connection with any such action.

     5.10  COMPLIANCE WITH THE SECURITIES ACT; POOLING; REORGANIZATION.

     (a) Prior to the Effective Time, the COMPANY shall cause to be delivered to BUYER an opinion of the general counsel of the COMPANY, identifying all persons who were in his or its opinion, as of the date of the Joint Proxy Statement, "affiliates" of the COMPANY as that term is used in Paragraphs (c) and (d) of Rule 145 under the Securities Act (the "AFFILIATES"). The COMPANY shall cause the person rendering such opinion to deliver to BUYER at the Closing a second opinion updating such opinion to the time at which the holders of Common Stock vote on the Merger.

     (b) The COMPANY shall obtain a written agreement from each current executive officer and director who is identified as a possible Affiliate in the opinions referred to in clause (a) above, in a form reasonably acceptable to BUYER, that (i) such person will not offer to sell, sell or otherwise dispose of any of the BUYER Common Stock issued to such person pursuant to the Merger, except in compliance with Rule 145 or another exemption from the registration requirements of the Securities Act and (ii) such person will not sell or in any other way reduce such person's risk relative to any shares of BUYER Common Stock received in the Merger (within the meaning of the SEC's rules and relating to pooling of interest accounting), until such time as financial results (including combined sales and net income) covering at least 30 days of post-merger operations have been published. The COMPANY shall deliver such written agreements to BUYER on or prior to the

Closing.

     5.11 ADDITIONAL AGREEMENTS. (a) Subject to the terms and conditions herein provided each of the parties hereto agrees to use its best efforts to take promptly, or cause to be taken, all actions and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its best efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Entities, effecting all necessary registrations and filings (including without limitation filings under the Hart-Scott-Rodino Act) and obtaining any required contractual consents. If, at any time after the Effective Time, the Surviving Corporation considers or is advise that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Constituent Corporations acquire or to be acquired by the Surviving Corporation as a result of, or in connection with the Merger or otherwise to carry out the purposes of this Agreement, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of each of the Constituent Corporations or otherwise, as such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

     (b) The COMPANY and BUYER shall use their best efforts to file as soon as reasonably practicable notifications under the HSR Act in connection with the Merger and the transactions contemplated hereby and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with antitrust matters. The COMPANY and BUYER shall take such actions as are necessary to overcome any objections which may be raised by the FTC or Antitrust Division.

     5.12  Intentionally left blank.

     5.13  CERTAIN COVENANTS.

     (a) NO SOLICITATION. COMPANY shall not directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) any Takeover Proposal (as hereinafter defined) from any person, or engage in or continue discussions or negotiations relating to any Takeover Proposal, and will use its reasonable best efforts to prevent any of its directors, officers, attorneys, financial advisors and other authorized representatives from, directly or indirectly, taking any such action, PROVIDED, HOWEVER, that if, prior to the Effective Time, COMPANY shall receive an Acquisition Proposal that the Board of Directors of COMPANY, based upon the advice of its outside counsel, reasonably believes that it has a fiduciary duty to consider, and which it reasonably and in good faith believes is more favorable to COMPANY and its shareholders than the transactions herein contemplated then COMPANY shall notify BUYER and thereupon, COMPANY, without violating this Agreement, may thereafter furnish information to such third party and, if thereafter, COMPANY's Board of Directors reasonably and in good faith determines that such Acquisition Proposal is more favorable to COMPANY and its shareholders than the transactions herein contemplated and, based upon the advice of outside counsel, that the failure to recommend or accept such Acquisition Proposal would violate the fiduciary duties of the Board of Directors to COMPANY's Stockholders under the applicable law, then upon written notice to BUYER, COMPANY may terminate this Agreement and the transactions contemplated hereby.

     (b) BREAK-UP FEE. Upon any termination by COMPANY of this Agreement permitted by subsection (a) hereof COMPANY shall within ten (10) days after such termination pay to BUYER the sum of $3,750,000 ("Break-Up Fee"). Further, if
(a) the Agreement is terminated and the condition contained in Section 6.2(i) has not been satisfied by January 2, 1997 and (b) within six months of such termination the COMPANY executes a definitive agreement to sell the COMPANY to another Person, at a price per share that exceeds the price per share payable hereunder (calculated as of the date hereof) which Person (either alone or in conjunction with other Persons) had, prior to the date hereof, submitted to the COMPANY a specific proposal in a principal capacity and conducted substantial due diligence review of the COMPANY with respect to an acquisition of the COMPANY, COMPANY shall pay to BUYER the Break-Up Fee.

     (c) CERTAIN ACTIONS. BUYER and COMPANY shall not, nor shall either permit any of its Subsidiaries to, take or consent to be taken any action, whether before or after the Effective Date, which would disqualify the Merger as "reorganization" within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

     (d) TAX RETURNS. BUYER and COMPANY shall jointly prepare and file on a timely basis any Tax Return required to be filed under the New York State Real Property Transfer Gains Tax, the New York State Real Estate Transfer Tax, and the New York City Real Property Transfer Tax by virtue of the transactions contemplated by this Agreement and BUYER shall pay any Tax due in connection therewith on behalf of COMPANY and its shareholders.

     5.14 BUYER BOARD OF DIRECTORS. The Board of Directors of BUYER shall cause two designees of COMPANY to be elected to BUYER's Board of Directors as soon as practicable after the Effective Time and BUYER shall nominate such designees for election at the subsequent three Annual Meetings of BUYER shareholders and shall use its best efforts to cause such COMPANY representatives to be elected at such meetings. Of the COMPANY's designees, one, Thomas Gregory, shall be appointed to the Audit Committee of BUYER's Board and both Thomas Gregory and Steve Price shall be the majority of a new Committee of Buyer's Board that will control the current COMPANY litigation being assumed by BUYER (and related litigation that subsequently ensues) in the Merger and be in existence until such litigation has been finalized.

     5.15 BEST EFFORTS TO LIST SHARES. BUYER shall use its best efforts to ensure that, prior to the Effective Time, the BUYER Shares that will be issued in the Merger will be approved for trading on the NASDAQ National Market System subject to official notice of issuance.

     5.16 SUB ADVISORY BOARD COMMITTEE. BUYER and each current non-employee COMPANY Director will, promptly after the Effective Time, execute Consulting Agreements providing that for a period of two years from the Effective Time in exchange for consulting services as members of a newly established Advisory Board Committee that will advise BUYER and the President of SUB with respect to the operations of SUB, such Directors shall receive from BUYER an amount of restricted stock in BUYER equal to the number of shares of restricted stock held in COMPANY pursuant to the Restricted Stock Grant multiplied by the Conversion Ratio. The terms of such restricted stock of BUYER shall be the same as the terms of the Restricted Stock Grant except as set forth herein. The members of the Advisory Board Committee will meet (either in person or by telephone) quarterly to review the status of the business of the Surviving Corporation and the BUYER and the litigation in which the COMPANY is currently engaged and to advise the President of the SUB in respect of the business of the Surviving Corporation and the committee of Board of Directors of BUYER that is controlling SUB litigation in respect of such litigation, the SUB Advisory Board Committee shall have reasonable access to information concerning BUYER and SUB.

     6.  CONDITIONS TO OBLIGATION TO CLOSE.

     6.1 CONDITIONS TO OBLIGATION OF BUYER AND SUB. The obligation of BUYER and SUB to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

     (a)  REPRESENTATIONS TRUE.  The representations and warranties set forth in
Article 3 above shall be true and correct in all material respects at and as of the Closing Date except for any representation and warranty made expressly with respect to a specific date and except for such failures to be true and correct as do not have a Material Adverse Effect (after giving effect to any insurance/indemnification) on the COMPANY and its Subsidiaries, taken as a whole;

     (b) COVENANTS. COMPANY shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

     (c) NO INJUNCTION. No preliminary or permanent injunction or other order by any federal or state court in the United States which prevents the consummation of the Merger shall have been issued and remain in effect (COMPANY and BUYER agreeing to use their reasonable best efforts to have any such injunction lifted).

     (d) STOCKHOLDER APPROVALS. This Agreement and the Merger shall have received the Requisite COMPANY Stockholder Approval and the Requisite BUYER Stockholder Approval;

     (e) HSR WAITING PERIOD. All applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated;

     (f) REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities Act;

     (g) LEGAL OPINIONS. BUYER shall have received from counsel to COMPANY an opinion in substantially the form of Exhibit A.

     (h) BUYER shall not have received a final objection from the SEC to BUYER's accounting for the Merger as a "pooling of interests" regardless of any sales of COMPANY or BUYER Shares by the current COMPANY shareholder holding more than 10% of the outstanding COMPANY Shares.

     (i) MATERIAL ADVERSE CHANGE. There shall have been no material adverse change from the date hereof in the business, financial condition or operations of COMPANY, except changes contemplated, permitted or required by this Agreement and changes resulting from a change in general economic conditions;

     (j) OFFICER'S CERTIFICATE. COMPANY shall have delivered to BUYER a certification of one of its executive officers in such person's capacity as an officer and without personal liability to the effect that each of the conditions specified in Section 6.1(a)-(d) is satisfied in all respects (other than with respect to Requisite BUYER Stockholder Approval).

     BUYER may waive any condition specified in this Section 6.1 if it executes a writing so stating at or prior to the Closing.

     6.2 CONDITIONS TO OBLIGATIONS OF COMPANY. The obligation of COMPANY to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

     (a)  REPRESENTATIONS TRUE.  The representations and warranties set forth in
Article 4 above shall be true and correct in all material respects at and as of the Closing Date except for any representation and warranty made expressly with respect to a specific date and except for such failures to be true and correct as do not have a Material Adverse Effect (after giving effect to any insurance/indemnification) on the BUYER and its Subsidiaries, taken as a whole;

     (b) COVENANTS. BUYER shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

     (c) NO INJUNCTION. No preliminary or permanent injunction or other order by any federal or state court in the United States which prevents the consummation of the Merger shall have been issued and remain in effect (COMPANY and BUYER agreeing to use their reasonable best efforts to have any such injunction lifted).

     (d) STOCKHOLDER APPROVALS. This Agreement and the Merger shall have received the Requisite BUYER Stockholder Approval and Requisite COMPANY Stockholder Approval;

     (e) HART-SCOTT-RODINO ACT. All applicable waiting periods (and any extension thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3.4 and Section 4.4 above;

     (f) REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities Act;

     (g) LISTING OF BUYER SHARES. The BUYER Shares that will be issued in the Merger shall have been approved for listing on the NASDAQ National Market System, subject to official notice of issuance;

     (h) LEGAL OPINION. COMPANY shall have received from counsel to BUYER an opinion, addressed to COMPANY, in substantially the form of Exhibit B, and dated as of the Closing Date;

     (i) FAIRNESS OPINION. The Board of Directors of COMPANY shall have received from Donaldson, Lufkin and Jenrette a written opinion, dated as of the date of mailing the Joint Proxy Statement, to holders of COMPANY Common Stock reasonably satisfactory in form and substance to such board, to the effect that the terms of the Merger are fair to the COMPANY Stockholders from a financial point of view;

     (j) OFFICER'S CERTIFICATE. BUYER shall have delivered to COMPANY a certificate of one of its executive officers in such person's capacity as an officer and without personal liability to the effect that each of the conditions specified above in Section 6.2(a)-(d), (g) is satisfied in all respects (other than with respect to Requisite COMPANY Stockholder Approval);

     (k) TAX OPINION. COMPANY shall have received from Willkie Farr & Gallagher, dated as of the Closing Date and based upon certain factual representations from officers of COMPANY, BUYER and SUB that such counsel may reasonably request, a written opinion in a form reasonably satisfactory to COMPANY confirming that the Merger will be treated as a "reorganization" within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code;

     COMPANY may waive any condition specified in this Section 6.2 if it executes a writing so stating at or prior to the Closing.

     7.  TERMINATION.

     7.1 TERMINATION PRIOR TO THE EFFECTIVE TIME. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time, notwithstanding approval thereof by the stockholders, but prior to the Effective
Time:

     (a) By mutual written consent of each of BUYER and the COMPANY (upon board approval of each); or

     (b) By either the BUYER or the COMPANY, if the Merger has not occurred on or before January 1, 1997; provided that the terminating party is not then in material breach of its representations, warranties or obligations under this Agreement; or

     (c) By the BUYER or the COMPANY if any court of competent jurisdiction in the United States shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger or declaring same invalid or unlawful and such order, decree, ruling or other action shall have become final and nonappealable; or

     (d) By the COMPANY pursuant to Section 5.13(a) hereof, upon payment of the Break-Up Fee.

     7.2  EFFECT OF TERMINATION.

     If any Party terminates this Agreement pursuant to Section 7.1(a), (b) or
(c) above, all rights and obligations by the Parties hereunder shall terminate without any liability of any Party to any other Party; provided that nothing in this Section 7.2 shall relieve either party hereto for liability resulting from the breach of any covenant contained in this Agreement and except for the provisions of Section 5.13(b) which shall survive such termination.

     8.  MISCELLANEOUS.

     8.1 PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior approval of the other Party; PROVIDED, HOWEVER, each Party agrees not to unreasonably withhold consent to the other Party's request to make any public disclosure that the requesting Party believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities.

     8.2 NO THIRD PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns; PROVIDED, HOWEVER, that (i) the provision in
Article 2 above concerning issuance of the BUYER Shares and are intended for the benefit of the COMPANY Stockholders and, (ii) the provisions in Section 5.13(c) are intended for the benefit of the holders of COMPANY Shares, (iii) the provisions in Section 5.6 above concerning indemnification are intended for the benefit of the individuals specified therein and their respective legal representatives.

     8.3 ENTIRE AGREEMENT. No discussions regarding, or exchange of drafts or comments in connection with, the transactions contemplated herein shall constitute an agreement among the parties hereto. Any agreement among the parties shall exist only when the parties have fully executed and delivered this Agreement. This Agreement (including any other documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

     8.4 SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

     8.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     8.6 HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     8.7 NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

     If to COMPANY:

               Supercuts, Inc.
               550 California Street
               San Francisco, CA  94104
               Attention:  President

     Copy to:

               Jack H. Nusbaum, Esq.
               Willkie Farr & Gallagher
               One Citicorp Center
               153 East 53rd Street
               New York, NY  10022-4669
               Facsimile: (212) 821-8111

     If to BUYER or SUB:

               Regis Corporation
               7201 Metro Boulevard
               Minneapolis, MN  55439
               Attention: President

     Copy to:

               Bert M. Gross, Esq.
               Phillips & Gross, P.A.
               5420 Norwest Center
               90 South Seventh Street
               Minneapolis, MN  55402
               Facsimile: (612) 349-2824

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

     8.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the applicable of the laws of any jurisdiction other than the State of Delaware.

     8.9 AMENDMENTS AND WAIVERS. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective board of directors; PROVIDED, HOWEVER, that any amendment effected subsequent to stockholder approval will be subject to the restrictions contained in the Delaware General Corporation Law. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by both of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or effect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     8.10 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     8.11 EXPENSES. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, except as otherwise contemplated by Sections 5.13 and 7.2 hereof.

     8.12 SPECIFIC PERFORMANCE. The parties hereto agree that if for any reason any party hereto shall have failed to perform its obligations under this Agreement, then any other party hereto seeking to enforce this Agreement against such non-performing party shall be entitled to specific performance and injunctive and other equitable relief, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

     8.13 CONSTRUCTION. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word "including" shall mean including without limitation.

     8.14 INCORPORATION OF SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.


SUPERCUTS, INC.
("COMPANY")

By:    /s/   Thomas Gregory
   ---------------------------
Title: Chairman of the Board







REGIS CORPORATION
("BUYER")

By:    /s/ Paul Finkelstein
   ---------------------------
Title: President


RGIS MERGER CORP.
("SUB")

By:      /s/ Paul Finkelstein
   ---------------------------
Title: President